EXHIBIT 99.1

SANDS CHINA ANNOUNCES OFFERING OF SENIOR UNSECURED NOTES

LAS VEGAS, October 26, 2026 - Las Vegas Sands Corp. (NYSE: LVS) today announced that its majority-owned subsidiary, Sands China Ltd. (“Sands China”), intends to offer USD-denominated senior unsecured notes. The principal amounts, interest rates and other key terms of the offering will be determined at the time of pricing.

Sands China intends to use the net proceeds from the offering and cash on hand to redeem in full the outstanding principal amount of its US$700 million 2.300% senior notes due 2027 and any accrued interest, repay the outstanding balance on its 2024 SCL Revolving Facility and for general corporate purposes, including capital expenditures.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may be offered and sold only to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Hong Kong Listing Rules”) that are qualified institutional buyers (in reliance on Rule 144A under the Securities Act) and/or non-U.S. Persons outside the United States (in reliance on Regulation S under the Securities Act)). None of the notes will be offered or sold to the public in Hong Kong and none of the notes will be placed to any connected person (as defined in the Hong Kong Listing Rules) of Sands China.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Sands China proposes to seek a listing of the notes on the Hong Kong Stock Exchange and has received an eligibility letter from the Hong Kong Stock Exchange for the listing of the notes. Admission of the notes to the Hong Kong Stock Exchange is not to be taken as an indication of the merits of Sands China or the notes.

As no binding agreement in relation to the proposed offering of notes has been entered into as at the date of this press release, the proposed offering of notes may or may not materialize. Investors and shareholders of Las Vegas Sands Corp. and Sands China are urged to exercise caution when dealing in the securities of Las Vegas Sands Corp. and Sands China.

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About Las Vegas Sands Corp. (NYSE: LVS)
Sands is the leading global developer and operator of integrated resorts. The company’s iconic properties drive valuable leisure and business tourism and deliver significant economic benefits, sustained job creation, financial opportunities for local businesses and community investment to help make its host regions ideal places to live, work and visit.

Sands’ portfolio of properties includes Marina Bay Sands® in Singapore and The Venetian® Macao, The Londoner Macao®, The Parisian® Macao, The Plaza® Macao and Four Seasons® Hotel Macao, and Sands® Macao in Macao SAR, China, through majority ownership in Sands China Ltd.

Dedicated to being a leader in corporate responsibility, Sands is anchored by the core tenets of serving people, communities and the planet. The company’s ESG leadership has led to inclusion on the Dow Jones Best-in-Class Indices for World and North America, as well as Fortune’s list of the World’s Most Admired Companies.

About Sands China Ltd.

Sands China Ltd. (Sands China or the Company) is incorporated in the Cayman Islands with limited liability and is listed on The Stock Exchange of Hong Kong Limited (HKEx: 1928). Sands China is the largest operator of integrated resorts in Macao. The Company’s integrated resorts on the Cotai Strip comprise The Venetian® Macao, The Plaza® Macao, The Parisian Macao and The Londoner® Macao. The Company also owns and operates Sands® Macao on the Macao peninsula. The Company’s portfolio features a diversified mix of leisure and business attractions and transportation operations, including large meeting and convention facilities; a wide range of restaurants; shopping malls; world-class entertainment at The Venetian Arena, The Londoner Arena, The Venetian Theatre, The Parisian Theatre, the Londoner Theatre and the Sands Theatre; and a high-speed Cotai Water Jet ferry service between Hong Kong and Macao. The Company’s Cotai Strip portfolio has the goal of contributing to Macao’s transformation into a world centre of tourism and leisure. Sands China is a subsidiary of global resort developer Las Vegas Sands Corp. (NYSE: LVS).

Contacts:

Investment Community:
Daniel Briggs
daniel.briggs@sands.com

Media:
Ron Reese
ron.reese@sands.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties or other factors, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, current market demand for these types of securities and the securities of Sands China Ltd., Sands China Ltd.’s ability to consummate the offering in the currently anticipated timeframe or at all, and the negotiations between Sands China Ltd. and the initial purchasers. Forward-looking statements in this press release are based on information available to Sands China Ltd. and Las Vegas Sands Corp. at this time and each of Sands China Ltd. and Las Vegas Sands Corp. assumes no obligation to update such information.